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Exhibit 99.1

[NorthWestern Letterhead]	News Release NYSE:NOR

Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com

NORTHWESTERN CORPORATION ANNOUNCES EXTENSION OF EXCHANGE OFFER FOR 7-7/8% NOTES DUE 2007 AND 8-3/4% NOTES DUE 2012

SIOUX FALLS, S.D.—Oct. 18, 2002—NorthWestern Corporation (NYSE:NOR) announced today that it is extending its offer (the "Exchange Offer") to exchange $250,000,000 aggregate principal amount of its 7-7/8% Notes due 2007 and $470,000,000 aggregate principal amount of its 8-3/4% Notes due 2012 (collectively, the "New Notes"), which are registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal amount of its outstanding 7-7/8% Notes due 2007 and its 8-3/4% Notes due 2012 (collectively, the "Old Notes"), which were not registered under the Securities Act.

        The Exchange Offer was scheduled to expire at 5:00 p.m., New York City time, on Friday, October 18, 2002, unless extended. As of today, approximately $250,000,000 in aggregate principal amount of 7-7/8% Old Notes and $469,550,000 in aggregate principal amount of 8-3/4% Old Notes have been confirmed as tendered in exchange for a like principal amount of 7-7/8% and 8-3/4% New Notes, respectively.

        The new expiration date for the Exchange Offer is 5:00 p.m., New York City time, on Monday, October 21, 2002.

        The Old Notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Old Notes or New Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and transmittal materials governing the Exchange Offer can be obtained from the Exchange Agent, JPMorgan Chase Bank by calling (212) 623-8286 or by faxing a request to (212) 623-8284 or (212) 623-8430 or (212) 623-8470.

        NorthWestern Corporation, a FORTUNE 500 company, is a leading provider of services and solutions to more than 2 million customers across America in the energy and communications sectors. NorthWestern's partner businesses include NorthWestern Energy, a provider of electricity, natural gas and related services to customers in Montana, South Dakota and Nebraska; Expanets, the largest mid-market provider of networked communications solutions and services in the United States; and Blue Dot, a leading provider of air conditioning, heating, plumbing and related services.

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  Exhibit 99.1